LICENSE AND COLLABORATIVE RESEARCH
                                    AGREEMENT

                                     BETWEEN

                          ALEXION PHARMACEUTICALS, INC.
                                       AND
                              GENETIC THERAPY, INC.



[Confidential treatment has been requested for portions of this Exhibit. The Confidential Portions have been redacted and are denoted by [**]. The Confidential Portions have been separately filed with the commission]

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I:  DEFINITIONS  ..................................................   1
    1.1   "Affiliate"  ....................................................   1
    1.2   "Alexion Know-How"  .............................................   1
    1.3   "Alexion Patents"  ..............................................   1
    1.4   "GTI Know-How"  .................................................   1
    1.5   "GTI Patents"  ..................................................   2
    1.6   "Control"  ......................................................   2
    1.7   "Effective Date"  ...............................................   2
    1.8   "FDA"  ..........................................................   2
    1.9   "Field"  ........................................................   2
    1.10  "FTE"  ..........................................................   2
    1.11  "IND"  ..........................................................   2
    1.12  "Information"  ..................................................   2
    1.13  "Joint Patents"  ................................................   2
    1.14  "Joint Project Committee"  ......................................   2
    1.15  "Know-How"  .....................................................   3
    1.16  "Licensed Product"  .............................................   3
    1.17  "Major Country"  ................................................   3
    1.18  "Net Sales"  ....................................................   3
    1.19  "Patents"  ......................................................   4
    1.20  "PLA"  ..........................................................   4
    1.21  "Project"  ......................................................   4
    1.22  "Project Plan"  .................................................   4
    1.23  "Project Term"  .................................................   4
    1.24  "Third Party"  ..................................................   4
    1.25  "Valid Claim"  ..................................................   4

ARTICLE II:  PROJECT  .....................................................   4
    2.1   General  ........................................................   4
    2.2   Formation and Operation of the JPC  .............................   4
    2.3   Information and Reports  ........................................   5
    2.4   Alexion's Responsibilities  .....................................   6
    2.5   GTI's Responsibilities  .........................................   6
    2.6   Alexion's Project Commitments  ..................................   6
    2.7   Project Funding  ................................................   6
    2.8   Extension of Project Term by Mutual Agreement  ..................   7
    2.9   Parallel Research  ..............................................   7
    2.10  No Solicitation of Employees  ...................................   7

ARTICLE III:  DILIGENCE  ..................................................   7
    3.1   Project Diligence  ..............................................   7
    3.2   Pre-Marketing Diligence  ........................................   8
    3.3   Marketing Diligence  ............................................   8
    3.4   Remedies  .......................................................   8
    3.5   No Restrictions on Business  ....................................   8
    3.6   Commercialization of Licensed Product  ..........................   8
    3.7   GTI's Efforts  ..................................................   8

ARTICLE IV:  LICENSE GRANT  ...............................................   9
    4.1   Patent License to GTI for Commercialization of Licensed Products    9


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    4.2   Know-How License to GTI  ........................................   9
    4.3   Unpatented Technology  ..........................................   9
    4.4   Licenses to Joint Patents Outside the Field  ....................   10
    4.5   Non-Exclusive Licenses to Alexion  ..............................   10
    4.6   Affiliates  .....................................................   10
    4.7   Certain Rights; No Implied License  .............................   10
    4.8   Government  .....................................................   10

ARTICLE V:  PAYMENTS  .....................................................   10
    5.1   Fees  ...........................................................   10
    5.2   Project Funding  ................................................   11
    5.3   Milestone Payments  .............................................   11
    5.4   Royalty to Alexion  .............................................   11
    5.5   No Multiple Royalties  ..........................................   11
    5.6   Minimum Annual Royalties  .......................................   11
    5.7   Foreign Exchange  ...............................................   12
    5.8   Blocked Currency  ...............................................   12
    5.9   Taxes  ..........................................................   12
    5.10  Milestone and Royalty Payments and Reports  .....................   12
    5.11  Duration of Royalty Obligations  ................................   12
    5.12  Accounting  .....................................................   13
    5.13  Sales by Affiliates  ............................................   13
    5.14  Late Payments  ..................................................   13
    5.15  Change to Non-Exclusive  ........................................   13
    5.16  Representation of Alexion  ......................................   13

ARTICLE VI:  CONFIDENTIALITY; PUBLICATIONS  ...............................   13
    6.1   Confidentiality; Exceptions  ....................................   13
    6.2   Authorized Disclosure  ..........................................   14
    6.3   Termination of Prior Agreement  .................................   14
    6.4   Publications  ...................................................   14
    6.5   Public Disclosure  ..............................................   15
    6.6   This Agreement  .................................................   15

ARTICLE VII:  OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS ........   15
    7.1   Ownership of Patents  ...........................................   15
    7.2   Disclosure of Patentable Inventions  ............................   15
    7.3   Patent Filings  .................................................   16
    7.4   Enforcement Rights  .............................................   17
    7.5   Unauthorized Use of Patent Rights  ..............................   18

ARTICLE VIII:  REPRESENTATIONS AND WARRANTIES; EXCLUSIVITY ................   18
    8.1   Representations and Warranties  .................................   18
    8.2   Limitation on Warranties  .......................................   19
    8.3   Negative Covenants  .............................................   19

ARTICLE IX:  TERM AND TERMINATION  ........................................   19
    9.1   Term  ...........................................................   19
    9.2   Early Termination  ..............................................   20
    9.3   Surviving Rights  ...............................................   20
    9.4   Accrued Rights, Surviving Obligations  ..........................   20
    9.5   Termination Not Sole Remedy  ....................................   20
    9.6   Failure to Enforce  .............................................   20


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    9.7   Effect  ..........................................................  20
    9.8   Impossibility  ..................................................   21

ARTICLE X:  INDEMNIFICATION  ..............................................   21
   10.1   Indemnification  ................................................   21
   10.2   Insurance  ......................................................   21

ARTICLE XI:  DISPUTE RESOLUTION  ..........................................   22
   11.1   Disputes  .......................................................   22
   11.2   Dispute Resolution Procedures  ..................................   22

ARTICLE XII:  MISCELLANEOUS  ..............................................   22
   12.1   Export Control  .................................................   22
   12.2   Legal Compliance  ...............................................   23
   12.3   Required Consents  ..............................................   23
   12.4   Patent Marking  .................................................   23
   12.5   Use of Names  ...................................................   23
   12.6   Assignment  .....................................................   23
   12.7   Consents Not Unreasonably Withheld  .............................   23
   12.8   Retained Rights  ................................................   24
   12.9   Force Majeure  ..................................................   24
   12.10  Further Actions  ................................................   24
   12.11  No Trademark Rights  ............................................   24
   12.12  Notices  ........................................................   24
   12.13  Waiver  .........................................................   24
   12.14  Severability  ...................................................   24
   12.15  Ambiguities  ....................................................   25
   12.16  Counterparts  ...................................................   25
   12.17  Entire Agreement  ...............................................   25
   12.18  Governing Law  ..................................................   25
   12.19  Independent Contractor  .........................................   25
   12.20  Subcontracting  .................................................   25

SCHEDULE A  -  Royalties

EXHIBIT A  -  Project Plan

EXHIBIT B  -  Alexion Patents as of Effective Date


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

                  LICENSE AND COLLABORATIVE RESEARCH AGREEMENT

      This License and Collaborative Research Agreement (the "Agreement") is made effective as of the 20th day of December 1996, by and between Genetic Therapy, Inc., 938 Clopper Road, Gaithersburg, MD 20878 ("GTI") and Alexion Pharmaceuticals, Inc., having its principal place of business at 25 Science Park, Suite 360, New Haven, CT 06511 ("Alexion"). Alexion and GTI may be referred to herein as a "Party" or, collectively, as "Parties".

                                   WITNESSETH:

      WHEREAS, Alexion has technologies, expertise and know-how in the area of immunoprotected retroviral vector particles and retroviral vector producer cells for use in gene therapy; and

      WHEREAS, GTI has expertise in gene therapy research and product development and desires to obtain a license under Alexion' s intellectual property rights for immunoprotected retroviral vector particles and retroviral vector producer cells for use in gene therapy; and

      WHEREAS, GTI and Alexion desire to enter into this Agreement to facilitate the development of gene therapy products incorporating this technology;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      The following terms shall have the following meanings as used in this
Agreement:

1.1 "Affiliate" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with, a Party. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Party, shall mean the possession (directly or indirectly) of the power to direct or cause the direction of the management and policies of the corporation or other entity by voting securities, contract or otherwise.

1.2 "Alexion Know-How" means Information, in the Field, that (a) Alexion discloses to GTI under this Agreement and (b) is within the Control of Alexion, but excluding Alexion Patents and Joint Patents.

1.3 "Alexion Patents" means all Patents in the Field owned or controlled by Alexion to the extent such Patents cover (a) inventions in the Field made prior to the Effective Date of this Agreement, or (b) inventions in the Field made in the course of the Project by employees of Alexion during the Project Term. Exhibit B hereto sets forth a list of Alexion Patents filed or issued as of the Effective Date.

1.4 "GTI Know-How" means Information, in the Field, that (a) GTI discloses to Alexion under this Agreement and (b) is within the Control of GTI, but excluding GTI Patents and Joint Patents.


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1.5   "GTI Patents" means all patents in the Field owned or controlled by GTI to the extent such Patents cover inventions made solely by employees or agents of GTI prior to the end of the Project Term.

1.6 "Control" or "controlled by" means, with respect to an item of information or intellectual property right, possession or the ability to grant a license or sublicense as provided for herein under such item or right without the consent of any other third party and without violating the terms of any agreements or other arrangements, express or implied, with any Third Party.

1.7   "Effective Date" means the date first written above.

1.8   "FDA" means the United States Food and Drug Administration.

1.9   "Field" means [**]

1.10 "FTE" means a full-time professional person dedicated to the Project, or in the case of a less than full-time dedicated professional person, a combination of two or more part-time professional persons equivalent in the aggregate to a professional person-year, based upon a total of forty nine (49) weeks or one thousand nine hundred sixty (1,960) hours per year of professional work on or directly related to the Project, carried out by an employee. Professional work on or directly related to the Project to be performed by Alexion employees may include, without limitation, experimental laboratory work, recording and writing up results, developing analytical methods and/or assays, reviewing literature and references, holding scientific discussions, managing and directing professional staff and carrying out management duties related to the Project. As used herein, "professional" shall include, by way of example, scientists and laboratory technicians, but shall exclude clerical workers.

1.11 "IND" means an Investigational New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the proposed conduct and plan of clinical trials which is necessary for the commencement of clinical trials to obtain Regulatory Approval to market a Licensed Product, or equivalent application in any other Major Country.

1.12 "Information" means techniques and data useful in the Field, including, without limitation, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data and biological materials, including, but not limited to, cell lines, vectors, and plasmids.

1.13 "Joint Patents" means all Patents covering inventions made jointly by employees or agents of Alexion and GTI prior to the end of the Project Term directed towards or in pursuance of the Project Plan. In determining inventorship and rights in joint inventions, the laws of the country of invention shall apply to any particular patent.

1.14 "Joint Project Committee" or "JPC" means the committee established pursuant to Section 2.2 herein.


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1.15  "Know-How" means individually and collectively Alexion Know-How and GTI
      Know-How.

1.16 "Licensed Product" means any form or dosage of a pharmaceutical or other product or any process which results from or is based on the use of Alexion Know-How or which if not licensed, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more Valid Claims if issued, included within the Alexion Patents or Joint Patents. A Licensed Product includes a product which is manufactured using a process so covered by an Alexion Patent or Joint Patent within a Licensed Product or a product which is used in such a process and has no substantial use except in such a process.

1.17 "Major Country" means Germany, France, United Kingdom, Italy, Spain, United States or Japan.

1.18 "Net Sales" means the gross sales by GTI or its Affiliates or sublicensees attributable to Licensed Products determined by the gross selling price to the purchaser, including, if applicable, the value of all properties and services received in consideration of such sales of Licensed Products (including, in the case of a licensed process, the amount payable as consideration for the use of such process and, where product is supplied for use in such process, the amount payable in respect of products supplied in such process calculated as if the same constituted a Licensed Product), less only (a) discounts, including cash discounts, rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount with respect to the Licensed Product in question (provided that any discounts, rebates, and allowances based on overall purchases by the customer of the selling Party may be applied to reduce Net Sales only to the extent of the pro rata amount of such discounts or rebates attributable to the Licensed Products included in such overall purchases), (b) credits or allowances actually granted upon claims, rejections or returns of Licensed Products, including recalls, regardless of the party requesting such, (c) freight, postage, shipping and insurance charges separately invoiced, stated or itemized and (d) taxes, duties or other governmental charges levied on or measured by the billing amount as adjusted for rebates and refunds. If, after the failure of GTI to collect any receivable included within Net Sales for at least 120 days after the later of the shipment date or due date, GTI shall write-off such receivable as uncollectible, then Net Sales for such quarter shall be reduced to reflect such uncollectible receivable; provided that if such receivable shall thereafter be paid or otherwise satisfied the face amount thereof shall be added to Net Sales for the quarter in which so paid or satisfied. A sale of a Licensed Product includes the sale, transfer, exchange or other disposition, whether by gift or otherwise. Where a sale is deemed consummated by the gift or other disposition of Licensed Products for other than a selling price stated in cash, the term "Net Sales" shall mean the average gross selling price billed by GTI or its Affiliate, as the case may be, in consideration of the sale of comparable Licensed Products during the three (3) month period immediately preceding such sale, without reduction of any kind. GTI shall be permitted to provide a reasonable number of samples as part of any promotional effort.

      In the event that GTI shall transfer Licensed Products to an Affiliate of GTI and such company retransfers the Licensed Products to a Third Party within one year of its receipt, then the price charged by the Affiliate to third parties shall constitute Net Sales for the purpose of calculating royalties payable by GTI hereunder, and the price charged by GTI to such Affiliate shall not be included within GTI's gross sales.


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1.19  "Patent" means the rights granted under (a) valid and enforceable Letters
      Patent, including any provisional, extension (including Supplemental Protection Certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination or renewal thereof, and (b) pending applications for any of the foregoing, subject in the case of continuations-in-part of such Patents licensed in whole or in part from [**] certain limitations contained in the license thereof.

1.20 "PLA" means a Product License Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Licensed Product which is necessary for or included in FDA approval to market a Licensed Product, as more closely defined in the rules and regulations of the FDA, or the equivalent application in any other Major Country.

1.21 "Project" means all work performed by the Parties or on their behalf in the Field directed towards or in pursuance of the Project Plan during the Project Term, the funding of which is to be borne by GTI.

1.22  "Project Plan" means the plan for conducting the Project as described in
      Section 2.1 hereof and attached as Exhibit A, as such plan shall be modified or amended from time to time by the JPC and approved by the Parties.

1.23 "Project Term" means the period commencing on the Effective Date and ending on the expiration of the funding of the Project Plan as set forth in Section 2.7, unless terminated earlier pursuant to Sections 9.2 or extended pursuant to Section 2.8.

1.24 "Third Party" means any entity or individual other than Alexion, GTI or any Affiliate thereof.

1.25 "Valid Claim" means (i) a claim in a pending patent application which has not been pending for more than five (5) years from the filing date of the original subject matter covered by the claim, or (ii) a claim of an issued patent that has not lapsed or become abandoned or been held invalid by a non-appealed or unappealable decision of a court or other appropriate body of competent jurisdiction.

                                   ARTICLE II
                                     PROJECT

2.1 General. Alexion and GTI agree that they will conduct the Project on a collaborative basis. The Parties agree that the Project shall be conducted as provided in the initial Project Plan, attached hereto as Exhibit A, as such plan may be amended from time to time by the Joint Project Committee (the "JPC") within the Field and the guidelines of this Article II.

2.2   Formation and Operation of the JPC.

      a) Formation; Meetings. The Parties shall establish the JPC promptly after the Effective Date. The JPC shall be comprised of an equal number of representatives of each Party with the size of the JPC to be agreed upon by the Parties from time to time (not to exceed four
            (4) members from each Party).


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            One of the GTI representatives shall serve as chairman of the JPC.
            The JPC shall meet at least once every six (6) months (or at such other intervals as may decided by the JPC), alternating between the offices of the Parties or at such other times and places as agreed to by the Parties, until the end of the Project Term. Any approval, determination or other action agreed to by the members of the JPC present at the relevant JPC meeting shall be the approval, determination or other action of the JPC; provided, however, that at least one (1) representative of each party shall be present, in person or by proxy, at such meeting and the approval, determination or other action is unanimous. The party hosting each meeting of the JPC promptly shall prepare, and deliver to the other Party within thirty (30) days after the date of such meeting minutes of such meeting setting forth all decisions of the JPC in form and content reasonably acceptable to the other party. Each party may substitute one or more of its representatives, from time to time in its sole discretion, effective upon written notice to the other Party of such change, provided that the parties shall only substitute such representative for good faith business or scientific reasons consistent with the efficient and expeditious conduct of the Project Plan.

      b) Purpose. The purpose of the JPC is to coordinate the Project effort of the Parties, to expedite the progress of work being done under the Project Plan, and to manage the Parties' respective involvement in the Project. The JPC will set specific Project goals, evaluate the results of the Project, will review and approve the research and development program and generally monitor the progress of the Project, discuss among its members information relating to the Project and review scientific publications of the Parties concerning the Project. The JPC may periodically modify the Project Plan, within the scope of and in a manner consistent with this Agreement. The Project Plan, among other things, shall define Project milestones and allocate Project responsibilities and resources in a manner consistent with this Agreement. Prior to January 1 of each year of the Project Term, the JPC shall establish an annual plan and budget for the following calendar year within the parameters set forth in Section 2.7, establishing the general plan for the Project to be conducted during the year and, subject to the minimum funding levels set forth in Section 2.7, the specific amount of funding to be provided by GTI to Alexion to fund the Project during that year. Each Party shall bear its own expenses associated with meetings of the JPC.

      c) Dispute Resolution. Regardless of the number of representatives from each Party, each Party shall represent one consolidated view on any issue in dispute. Subject to compliance with the express terms of this Agreement and the Project Plan attached hereto, disputes in the JPC regarding the conduct or direction of the Project shall be submitted, within 30 days following receipt of a request for a meeting with the other, to the Chief Executive Officers of each of Alexion and GTI, who shall meet to discuss either party's concerns regarding such decision, although the Chief Executive Officer of GTI shall retain the final decision-making authority provided in this
            Section 2.2 within the scope of and in a manner consistent with this Agreement.

2.3 Information and Reports. Each Party will make available and disclose to the other Party promptly after the Effective Date all Information covering matters within the Project Plan, known by such Party as of the Effective Date, and will also disclose all Information covering matters within the Project Plan learned, acquired or discovered by such Party at any time on or before the end of the Project Term, promptly after


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

      such Information is learned. All discoveries or inventions incorporating the foregoing Information made by either Party in the Field, including without limitation, Information regarding results of in vitro and in vivo studies and discovery techniques will be promptly disclosed to the other, with meaningful discoveries or advances being communicated promptly after such Information is obtained or its significance is appreciated. The Parties will exchange at a minimum semi-annually written reports presenting a meaningful summary of Project work done under this Agreement during the previous six (6) months. In addition, on reasonable request by a Party, the other Party will make presentations to inform such Party of the details of the work done under the Project Plan. Each Party will provide the other with copies of raw data for work carried out in the course of the Project, if reasonably necessary. Nothing herein shall require either Party to disclose information received from a Third Party which remains subject to a binder of confidentiality.

2.4 Alexion's Responsibilities. Alexion shall have specific responsibilities as set forth in the Project Plan. Alexion, as determined by the JPC, will share responsibility with GTI for preclinical research and development. Additionally, and as permitted by the approved budget, Alexion will assist GTI in GTI's development activities in the Field as reasonably requested by GTI. If any specific research or developmental work in the Field not to be performed by Alexion pursuant to the Project Plan is requested by GTI of Alexion, the Parties will negotiate at that time compensation to Alexion for carrying out the requested developmental work and modify the Project Plan.

2.5 GTI's Responsibilities. Other than those responsibilities specifically allocated to Alexion under the Project Plan, GTI shall have all responsibilities for preclinical development, manufacture, process development, clinical development, shall make all applications for and hold all Regulatory Approvals on a worldwide basis and shall manufacture or have manufactured, at its option, market and sell Licensed Product worldwide. After the Project Term, GTI will prepare and furnish to Alexion semi-annual written reports representing a meaningful summary, which may include, as applicable, the development, manufacturing, regulatory and marketing activities of GTI with respect to Alexion Patents and Alexion Know-How during the previous six (6) months, shall afford one or more Alexion employees the opportunity to ask questions and receive information with respect to such report and will meet, at Alexion's request, annually with Alexion at GTI for the expressed purpose of reviewing the development progress of Licensed Products.

2.6 Alexion Project Commitments. In accordance with the recommendations made by the JPC as provided for in this Agreement, Alexion shall conduct the Project to be performed by it in good scientific manner, consistent with its normal business practices and compliance in all material respects with applicable laws and regulations. During the Project Term, Alexion shall commit such FTE's in its employ to the Project as determined by the JPC on an annual basis, subject to this Section 2.6 and Section 2.7. During the Project Term, the JPC shall establish, by January 1 of any year, the number of FTE's that Alexion shall dedicate under GTI's funding to conduct the Project in the following year, subject to Section 2.7, and such number shall be fixed for the entire year. At GTI's request, Alexion will provide GTI with the names of the individual personnel conducting the Project and the portion of time (on a percentage basis) each such person is devoting to the Project.

2.7 Project Funding. GTI agrees to fund the Project at Alexion pursuant to the Project Plan and budget established by the JPC and approved by GTI pursuant to Section 2.6. Notwithstanding any re-allocation of research effort or responsibility or any other changes to the Project Plan, but subject to Section 9.2 below, GTI guarantees


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

      that such funding shall be in the following minimum amounts during the specified years of the Project Term:

      Year                             Minimum FTE Commitment
      ----                             ----------------------
       1                               [**] FTEs One of whom
       2                               [**] FTEs must be Ph.D.

      Such funding shall be used to support the FTEs of Alexion conducting the Project, as set by the JPC within the parameters of Section 2.6 and this Section. Subject to maintenance of such minimum level of funding, for any given year, the funding shall be at the minimum guaranteed reimbursement rate of [**] FTE (inclusive of all direct and indirect costs) which the Project Plan requires. Such funding shall be provided in four (4) quarterly installments during each calendar year payable, in tranches as nearly equal as practicable, in advance on or before January 1, April 1, July 1 and October 1; provided, however, that the pro rata payment for the first quarter of the Project will be made within thirty (30) days of the Effective Date. Any payments for a portion of a quarter shall be made on such pro rata basis. In addition to such FTE-based funding, GTI shall reimburse Alexion for outside costs approved by the JPC and incurred on behalf of the Project but such outside costs shall exclude the routine costs of compensation, facilities, supplies and overhead of Alexion FTE's. Alexion warrants that no other source of funding will be used on the Project so as to adversely affect the rights of GTI hereunder without the prior written consent of GTI.

2.8 Extension of Project Term by Mutual Agreement. The Parties may extend the Project Term at any time on such terms as the Parties may mutually agree in writing.

2.9 Parallel Research. Subject to the Parties' confidentiality obligations set forth in Article VI below and subject to the terms and conditions of this Agreement, each of the Parties shall have the right to engage in research in the Field outside the Project Plan ("Parallel Research"); provided that the right to use in the Field any inventions or discoveries made by Alexion in the Field during the Project Term but outside the Project Plan, including related Patents, shall be included in the licenses granted to GTI under terms and conditions, including milestone payments and royalties, similar to those included in the licenses granted to GTI under this Agreement.

2.10 No Solicitation of Employees. During the Project Term and for a period of two (2) years thereafter, neither Alexion nor GTI nor their respective Affiliates shall, without the prior consent of the other Party, solicit the employment of any person who during the course of employment with the other party or its Affiliate was involved with activities relating to the Project Plan or Parallel Research. For purposes of this Section 2.10, "solicit" shall not be deemed to mean circumstances where any employee of Alexion or GTI, as the case may be, initially contacts the other party with regard to possible employment with such other Party.

                                   ARTICLE III
                                    DILIGENCE

3.1 Project Diligence. Both Parties shall use reasonable commercial efforts to conduct the Project.

3.2 Pre-Marketing Diligence. GTI will use commercially reasonable and diligent efforts (as defined in Section 3.7) which include but are not limited to pursuing preclinical development and clinical development of Licensed Products. Due to the exclusive nature of License, the Parties agree that GTI shall be deemed to be using commercially reasonable and diligent efforts by meeting the following performance milestones: [**] Within the six month period prior to GTI filing a first IND for a Licensed Product, GTI will notify Alexion of its intentions to file an IND. Within (90) days of such notification, GTI will identify and inform Alexion of the next Licensed Product to be developed by GTI and the Parties will agree on reasonable performance milestones as in (i) and (ii) above. GTI will use commercially reasonable efforts to develop additional Licensed Products.

3.3 Marketing Diligence. GTI will use commercially reasonable and diligent efforts (as defined in Section 3.7) to commercialize each Licensed Product that receives Regulatory Approval, taking into account the scientific and commercial potential for such Licensed Product.

3.4 Remedies. In the event that Alexion reasonably believes that GTI is not making reasonable efforts under the circumstances to research and develop and then commercialize a selected Licensed Product then Alexion shall provide written notice to GTI which specifies Alexion's basis for such belief and what additional efforts Alexion believes should be made by GTI. Upon receipt of such written notice, Alexion and GTI shall enter into good faith negotiations in order to reach mutual agreement as to what efforts by GTI shall satisfy the requirements of this Paragraph, and if such mutual agreement is not reached within ninety (90) days after receipt of such written notice, then the parties agree to submit to arbitration pursuant to the rules of the American Arbitration Association to determine the efforts which should be exerted by GTI. Thereafter, GTI shall exert the efforts determined by the parties or in such arbitration. If GTI fails to exert the efforts determined by the parties or in such arbitration, Alexion's sole and exclusive remedy for GTI's failure to meet such efforts is for the licenses granted hereunder to be converted from an exclusive right and license to a non-exclusive right and license which shall take effect sixty (60) days after written notice to GTI unless GTI cures such failure prior to expiration of such sixty (60) day period.

3.5 No Restrictions on Business. Alexion acknowledges that GTI is in the business of developing, manufacturing and selling of medical processes and products and nothing in this Agreement shall be construed as restricting such business or imposing on GTI the duty to market, and/or sell and exploit Licensed Products for which royalties are due hereunder to the exclusion of or in preference to any other product or process.

3.6 Commercialization of Licensed Product. Subject to Sections 3.2, 3.3 and 3.4, GTI shall have sole discretion for making all decisions relating to the commercialization and marketing of Licensed Product.

3.7 GTI's Efforts. As used herein, the term commercially reasonable and diligent efforts will mean, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other GTI products of similar potential and market size. In the event of any unanticipated and severe changes in regulatory affairs or in the event of extreme market conditions or similar unforeseen events, the Parties agree to discuss such changed circumstances and appropriate mechanisms to address them.

                                   ARTICLE IV
                                  LICENSE GRANT

4.1 Patent License to GTI For Commercialization of Licensed Products. Subject to Sections 6.1 and 6.2, Alexion hereby grants to GTI an exclusive, even as to Alexion, royalty-bearing, worldwide license or sublicense in the Field, under the Alexion Patents and Alexion's interest in Joint Patents to make, have made, use, have used, offer for sale, sell, have sold, import and have imported Licensed Products.

4.2 Know-How License to GTI. Subject to Sections 6.1 and 6.2, Alexion grants to GTI a worldwide, exclusive license to use Alexion Know-How within the Field in pursuance of the Project Plan during the Project Term subject to the rights of Alexion to use Alexion Know-How. Thereafter, Alexion grants to GTI a worldwide non-exclusive license to use Alexion Know-How within the Field to the extent necessary to develop and commercialize Licensed Products as herein provided. The patent license granted to GTI in Section
      4.1 and the Know-How license granted to GTI in this Section 4.2 may be sublicensed by GTI [**]. GTI shall notify Alexion promptly of its intention to [**]. In the event Alexion does not respond within fifteen
      (15) days or does not demonstrate to GTI's reasonable satisfaction as set forth above, [**]. If the parties cannot agree upon the other terms applicable to [**] either party may submit the matter to arbitration in an expedited manner under the rules of the American Arbitration Association.

4.3 Unpatented Technology. With respect to any discoveries or inventions in the Field made in pursuance of the Project Plan during the Project Term which are conceived and/or reduced to practice solely by Alexion or jointly by Alexion and GTI (relative to Alexion's joint interest) and for which in a given country:

      a)    the JPC has determined that no patent protection should be sought;
            or

      b) a patent application has been filed but the JPC has determined that further prosecution should cease and the application should be abandoned or allowed to lapse; or

      c) a patent application has been filed but finally rejected by the relevant patent office in a proceeding from which there is no further appeal; or

      d) an issued patent has been held invalid by the highest court of competent jurisdiction or has been successfully opposed and no further appeal is available;

      then, subject to Sections 6.1 and 6.2, GTI shall have a worldwide exclusive license in the Field to make and have made, use and have used, import and have imported, offer for sale, and sell and have sold such discoveries or inventions as part of Licensed Products in the Field, subject to the rights of Alexion to use Alexion Know-How.

4.4 Licenses to Joint Patents Outside the Field. In the event Alexion or a licensee makes or sells products pursuant to Alexion's interest in Joint Patents or joint inventions outside the Field, Alexion and its licensees shall pay GTI a commercially reasonable royalty, to be negotiated, on Net Sales of such products prior to the sales of such products.

4.5 Non-exclusive Licenses to Alexion. Subject to Sections 6.1 and 6.2, GTI grants Alexion during the Project Term a non-exclusive worldwide royalty free license to use GTI Patents and GTI Know-How, within the Field, in pursuance of the Project Plan.

4.6 Affiliates. Each party shall be responsible for and indemnify and hold the other party harmless from and against all acts and omissions of its Affiliates, as if performed or failed to be performed by it under this Agreement.

4.7 Certain Rights; No Implied License. In addition to all other rights of Alexion under this Agreement, Alexion retains on behalf of itself the perpetual, royalty free, non-transferable right and license to the Alexion Patents in the Field licensed by it hereunder for research and educational purposes. Except as otherwise provided in this Agreement, under no circumstances shall a party hereto as a result of this Agreement obtain any ownership interest or other right in any technology, know how, trade secrets, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled, developed by the other, or transferred by the other to such party at any time pursuant to this Agreement. It is understood and agreed by the parties that this Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their responsibilities under this Agreement. The license and rights granted in this Agreement shall not be construed to confer any rights upon a Party by implication, estoppel or otherwise as to any technology not specifically identified in this Agreement as or included within such license rights, and no other assignments or licenses are made or granted by implication, estoppel or otherwise, by this Agreement. All rights granted by Alexion to GTI under this Agreement which are now or in the future licensed to Alexion are and shall be subject to the rights of the licensors thereof.

4.8 Government. GTI acknowledges that the Patents and Information or a portion thereof was developed with financial or other assistance from the United States of America, and that applicable statutes, regulations and Executive Orders of the United States of America may control, apply to or affect the licenses granted hereunder. GTI acknowledges that it is responsible for making its own determination about, and has made its own determination about the applicability of any statutes, regulations or Executive Orders and Alexion's compliance therewith.

                                    ARTICLE V
                                    PAYMENTS

5.1 Fees. In consideration of Alexion's commitment to conduct the Project and for access to Alexion Patents and Alexion Know-How granted hereunder, GTI agrees to pay, and Alexion agrees to accept, a non-refundable, non-creditable fee of Eight Hundred Fifty Thousand Dollars ($850,000) payable on the Effective Date.

5.2 Project Funding. GTI shall make payments to Alexion to support Alexion's Project efforts, pursuant to Section 2.7.

5.3   Milestone Payments.

      a) GTI agrees to pay and Alexion agrees to accept the following milestone payments for each of the first four (4) Licensed Products developed by GTI. Milestone payments are creditable against future royalties on sales:

            i)    [**] upon IND approval.

            ii)   [**] upon the start of a Phase 3 study.

            iii)   [**] upon PLA approval.

            iv)   [**] upon first country market launch in a Major Country.

5.4   Royalty to Alexion.

      (a) GTI shall pay Alexion a royalty on Net Sales of Licensed Products sold by GTI or its Affiliates or sublicensees and covered by a Valid Claim of an Alexion Patent or Joint Patent in the country where sold according to SCHEDULE A. Royalties where the only applicable patent is a Joint Patent shall be [**] of royalties otherwise applicable.

      (b) In the event that a Licensed Product includes both component(s) covered by a Valid Claim of a Patent ("Patented Component(s)") and an active component which does not require the Patented Component(s) to be therapeutically active, is not administered in a physical combination nor formulated to be used with the Patented Component(s), and is not covered by a Valid Claim of a Patent ("Unpatented Component(s)") (such Licensed Product being a "Multi-Component Product"), then Net Sales upon which a royalty is paid shall be the Net Sales of the Multi-Component Product multiplied by a fraction, the numerator of which is the difference between (i) the inventory cost for producing the Multi-Component Product and (ii) the inventory cost for producing the Unpatented Component(s), and the denominator of which is the inventory cost for producing the Multi-Component Product.

5.5 No Multiple Royalties. No multiple royalties shall be payable because any Licensed Product is covered by more than one patent claim, patent or patent application within the Licensed Patents; nor will additional royalties be due as the result of any implied licenses granted to customers as the result of the purchase of a Licensed Product.

5.6 Minimum Annual Royalties. In years in which GTI does not provide Alexion the minimum [**] research funding pursuant to Section 2.7, GTI shall pay Alexion a minimum annual royalty of [**] in Year 1, [**] in Year 2 increasing by [**] increments in each successive year to a maximum annual royalty of [**] or until expiration of the last to expire Alexion Patent or Joint Patent. Such minimum royalty shall be fully creditable against earned royalties paid during the term of the Agreement.

5.7 Foreign Exchange. All amounts payable hereunder shall be paid in U.S. dollars. The remittance of royalties payable on Net Sales will be payable in US. dollars to Alexion at a bank and to an account designated by Alexion, using the selling rate of exchange for the currency of the country from which the royalties are payable as published by The Wall Street Journal, New York, New York, for the last business day of the quarterly period for which the royalties are due.

5.8 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, at the election of GTI, royalties accrued in that country shall be paid to Alexion in the country in local currency by deposit in a local bank designated by Alexion.

5.9 Taxes. Alexion shall pay any and all taxes levied on account of such payments it receives under this Agreement.

5.10  Milestone and Royalty Payments and Reports.

      a) Milestone payments under this Agreement shall be earned upon the occurrence of the milestone event set forth in Section 5.3, and shall be payable within thirty (30) days of receipt by GTI of notice thereof.

      b) Quarterly Report. GTI shall prepare and deliver to Alexion within forty-five (45) days after March 31, June 30, September 30, and December 31 of each year during the term of this Agreement, after the first commercial sale of Licensed Products, a true and accurate report, giving such particulars of the calculations used to determine Net Sales of Licensed Products by GTI during the previous three (3) month period as is required to calculate the royalties due Alexion hereunder. Such report shall include at least the following:

                  i) the total Net Sales of all Licensed Products sold by GTI during the preceding three (3) month period and for the calendar year to date;

                  ii) the royalties owed to Alexion pursuant to paragraph 5.4 with respect to the preceding three-month period and the calendar year to date;

      c) Royalty payments under this Agreement shall be made to Alexion or its designee quarterly within forty-five (45) days following the end of each calendar quarter for which royalties are due from GTI. Each royalty payment shall be accompanied by such quarterly report on a product-by-product and country by country basis. If no payments are due, GTI shall so report.

5.11 Duration of Royalty Obligations. With respect to each Licensed Product sold by GTI or its Affiliates or sublicensees, GTI shall pay Alexion royalties hereunder, on a country by country basis until the expiration of the last to expire applicable Valid Claim, of Alexion Patents or Joint Patents, except that in the case when Alexion shall be required to make royalty payments to a Third Party with respect to Licensed Products covered by an unissued claim under the Alexion Patents, then GTI shall pay Alexion royalties hereunder, on a country by country basis, in the aggregate amount of royalties payable by Alexion to Third Parties with respect to Licensed Products until such obligation of Alexion to Third Parties shall terminate, but such royalties shall not exceed GTI's royalty obligations hereunder.

5.12 Accounting. Each Party will maintain complete and accurate records which are relevant to costs, expenses and payments under this Agreement and such records shall be open during reasonable business hours for a period of five years from creation of individual records for examination at the other Party's expense and not more often than once each year by a certified public accountant selected by the other Party and reasonably acceptable to the Party being audited for the sole purpose of verifying for the inspecting Party the correctness of calculations or such costs, expenses or payments made under this Agreement. In the absence of material discrepancies (in excess of 5%) in any request for reimbursement resulting from such audit, the accounting expense shall be paid by the Party requesting the audit. If material discrepancies adverse to the Party requesting the audit do result, the audited Party shall bear the accounting expense. Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article VI.

5.13 Sales By Affiliates. GTI shall report sales of royalty-bearing products by its Affiliates and pay royalties on such sales on the same basis as if such sales had been made by GTI. GTI shall ensure that its Affiliate sublicense agreements allow it to pay royalties and report on such a basis, and shall further give Alexion a right to audit such Affiliates' books, all substantially in accordance with each Party's rights under
      Section 5.12 above.

5.14 Late Payments. Unless otherwise provided in this Agreement, GTI shall pay interest to Alexion on the aggregate amount of any amounts payable by GTI that are not paid within thirty (30) days following the date such payment shall be due under this Agreement at a rate per annum equal to twelve percent (12%), calculated on the number of days such payment is delinquent.

5.15 Change to Non-Exclusive. Notwithstanding anything to the contrary herein, in the event the license granted to GTI hereunder becomes non-exclusive pursuant to Section 3.4, the minimum royalties due hereunder pursuant to
      Section 5.6 shall not be payable thereafter and the milestone payments due hereunder pursuant to Section 5.3 shall be reduced by fifty percent (50%) of the amount otherwise payable thereafter. In such event, Alexion agrees not to license the Alexion Patents in the Field to a Third Party at a running royalty rate less than the royalty rate payable by GTI pursuant to
      Section 5.4, without offering to GTI to reduce such royalty rate payable by GTI hereunder to such lower rate.

5.16 Representation of Alexion. Alexion represents and warrants to GTI that the royalties payable by GTI to Alexion pursuant to this Agreement are not less than the royalties payable by Alexion to [**] a licensor of Alexion.

                                   ARTICLE VI
                          CONFIDENTIALITY; PUBLICATIONS

6.1   Confidentiality; Exceptions.

      a) Obligation. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the periods set forth in (b), the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, any Information or other materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), which is in writing and identified as confidential or if oral, is reduced to writing within thirty days and a copy provided to recipient.

      b) Duration. The restrictions in Section 6.1(a) shall apply until the fifth (5th) anniversary of the termination of this Agreement.

      c) Exceptions. The restrictions under this Section 6.1 shall not apply to the extent that it can be established by the receiving Party that such Confidential Information:

            i) was already known to the receiving Party as evidenced by written records, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

            ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

            iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this
                  Agreement: or

            iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

6.2 Authorized Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, or as required by a court order, provided that a Party making any such disclosure gives prompt notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and to minimize the extent of such disclosure. Each Party may also disclose Confidential Information to its Affiliates, consultants and collaborators under confidentiality and non-use obligations, but only for the purposes of this Agreement.

6.3 Termination of Prior Agreement. This Agreement supersedes the Confidentiality Agreement between the Parties dated November 22, 1995, as amended and supplemented to date. All Information received by one Party from the other under such agreement shall be deemed Confidential Information and shall be subject to the terms of this Article VI.

6.4 Publications. Either Party may publish or present the results of the Project subject to the prior review by the other party and its licensors for patentability and protection of Confidential Information. Each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or presentations which cover the results of the research, and the other Party shall review such abstract, manuscript or presentation promptly and in no event later than 30 days after submission to the other

      Party of such proposed publication or presentation for review. Such other Party shall respond in writing promptly and in no event later than such 30-day time period with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding the protection of Confidential Information or a concern about competitive disadvantage arising from the disclosure. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until a reasonable period of time has been provided to seek patent protection according to the provisions of this Agreement (not to exceed 90 days) or until Alexion shall have been provided assurances reasonably satisfactory to it that such unpatentable information shall not be disclosed. Each Party also agrees to delete from any such proposed publication any Confidential Information of the other Party upon its reasonable request based upon the commercial value of the secrecy of such information.

6.5 Public Disclosure. The Parties shall jointly prepare and agree on the public announcement of the execution of this Agreement. Thereafter, the Parties shall consult with each other prior to the issuances of any press release that discusses aspects of the Collaboration. In any event, each party shall be entitled to make public disclosures required by law, including compliance with securities laws and accounting requirements (in which case the disclosing Party shall consult with the other Party prior to the disclosure.)

6.6 This Agreement. Each of GTI and Alexion shall maintain the confidentiality of this Agreement, and Alexion shall maintain the confidentiality of all reports and all other information obtained by it from examination of GTI's records and shall use such information from such reports and examination of records only for the purposes of verifying the amount of royalties payable to it pursuant to this Agreement. Without limiting the foregoing, neither Alexion nor GTI shall disclose or make available to any person, firm or entity a copy, summary or extract of this Agreement or any of the terms hereof except to the extent reasonably required for compliance with securities and other laws and accounting requirements.

                                   ARTICLE VII
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

7.1 Ownership of Patents. Each Party shall own all right, title and interest in and to patents arising from inventions made solely by its own employees and agents in the course of the Project, subject to the licenses expressly granted herein, and the Parties shall jointly own all right, title and interest in and to any Joint Patents. Any dispute regarding the inventorship of an invention made under the Project shall be resolved by the decision of independent patent counsel, mutually acceptable to the Parties, after consideration of all evidence submitted by the Parties, except to the extent such decision is inconsistent with the subsequent determination of the appropriate patent or judicial authorities.

7.2 Disclosure of Patentable Inventions. In addition to the disclosures required under Article II, Alexion shall promptly disclose to GTI any invention disclosure in the Field submitted in the normal course and disclosing an invention arising in the course of the collaboration. In addition, the JPC will from time to time provide information relating to inventions arising in the course of the Project and will recommend to the Parties the filing of applications for inventions it believes are patentable.

7.3   Patent Filings.

      a) General. The Parties intend to establish broad patent protection for patentable inventions arising from the Project. The Parties will discuss and agree on the appropriate countries in which patent coverage should be sought. The Party filing an application shall give the other Party an opportunity to review the text of the application before filing, and in good faith shall consider and incorporate the reasonable requests of the other Party, and shall supply the other Party with a copy of all substantive correspondence and the application as filed, together with notice of its filing date and serial number. The Parties agree to use reasonable efforts to ensure that any Patent filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

      b) Joint Patents. GTI shall supervise and direct patenting of all inventions covered by Joint Patents. GTI shall file and prosecute all patent applications covering such Joint Patents respecting Alexion's interests, using counsel reasonably acceptable to Alexion and upon request, providing Alexion information pertaining to the filing and prosecution of such patent applications. GTI and Alexion shall bear equally all fees and expenses associated with the preparation, prosecution and maintenance of such patent applications and patents. Each Party shall bear all of its internal costs and expenses of assisting the other Party under this Section 7.3(b).

      c) Alexion Patents. Alexion shall supervise and direct patenting of all inventions covered by any Alexion Patents. Alexion shall file and prosecute all patent applications covering any Alexion Patents, using counsel of its choice. GTI shall reimburse Alexion for a pro-rata share of all reasonable out-of-pocket fees, costs and expenses paid or incurred by Alexion after the Effective Date in filing, prosecuting and maintaining the Alexion Patents during the term of Agreement. Such pro-rata share shall be based upon the number of other licensees of such Patents controlled by Alexion. GTI shall deliver such reimbursement to Alexion within thirty (30) days after Alexion notifies GTI from time to time of the amount of such fees, costs and expenses which have been paid or incurred by Alexion together with copy(ies) of the relevant invoice(s). GTI shall also bear all of its internal costs and expenses of reviewing and conferring with respect to Alexion Patents. Alexion shall make the determination regarding the maintenance of all Alexion Patents that issue on such applications. In addition, Alexion shall advise GTI in writing thirty days in advance of the grant, lapse, revocation, surrender or any threatened invalidation or of its intention to abandon any such patent or patent application. If Alexion abandons any patent or patent application under the Alexion Patents then it will immediately notify GTI in writing of such decision and GTI, at its option, shall be entitled to file or continue such patent application or patent in GTI's name and for GTI's benefit at GTI's own expense.

      d) With respect to Alexion Patents or Joint Patents, each patent application, office action, response to office action, request for a terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application relating to the Field shall be provided by the responsible Party to the other Party sufficiently prior to the filing of such application, response or request to allow for review and comment. The responsible Party shall have the right to take any action that in its judgment is necessary to preserve such Patent Rights in the Field provided that neither Party shall adversely affect or impair any Patent Rights outside the Field without the consent of the other Party.

7.4   Enforcement Rights.

      a) Defense and Settlement of Third Party Claims. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use or sale of any Licensed Product, then Alexion shall have the first right but not the obligation to defend against any such assertions at its own expense. In the event that Alexion declines to defend against such Third Party assertion, then GTI may defend against such assertion at its own expense. In either event, regardless of the time of the dispute or the Party defending against it, no settlement shall be entered into by either Party without the written consent of the other Party if such settlement may adversely affect the interests of the other Party.

      b) Infringement by Third Parties with Respect to Licensed Products. If any Alexion Patent or Joint Patent is infringed by a Third Party in any country in connection with the manufacture, use, offer for sale, or sale of any Licensed Product or a functionally equivalent competitive product in such country, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. Alexion shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and GTI shall have the right, at its own expense, to be represented by counsel of its own choice. If Alexion fails to bring an action or proceeding within a period of one hundred twenty (120) days after having knowledge of infringement of an Alexion Patent or a Joint Patent, GTI shall have the right to bring and control any such action by counsel of its own choice, and Alexion shall have the right to be represented in any such action by counsel of its own choice at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. No Party shall be obligated to bring or maintain more than one such suit at any time with respect to claims directed to any one method of manufacture or composition of matter or method of use.

      c) Infringement by Third Parties with Respect to Other Products. If an Alexion Patent, GTI Patent or Joint Patent appears to be infringed by a Third Party in any country in connection with the manufacture, use, offer for sale, sale or import of any product other than a Licensed Product or a functionally equivalent competitive product in such country, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. Alexion shall have the primary right, but not the obligation to institute, prosecute, and control any action or proceeding with respect to such infringement of an Alexion Patent or Joint Patent by counsel of its own choice, and GTI shall have the right, at its own expense, to be represented in any action involving a Joint Patent by counsel of its own choice. If Alexion fails to bring an action or proceeding within a period of one hundred twenty (120) days after having knowledge of infringement of a Joint Patent, GTI shall have the right to bring and control any such action by counsel of its own choice, and Alexion shall have the right to be represented in any action by counsel of its own choice at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. If the Parties do not agree on a common course of action for any other such Patent within sixty (60) days following the notice provided under this Section 7.4, GTI may take such action with respect to a Joint Patent and Alexion may take such action with respect to an Alexion Patent or Joint Patent as it determines to be in its best interest with respect to such apparent infringement.

      d) Monetary Awards. Any damages or other monetary awards recovered by reason of litigation under Section 7.4(b) shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any, of the other Party. Any amounts remaining shall be allocated 80% to the Party bringing suit and 20% to the other Party. A settlement or consent judgment or other voluntary final disposition of a suit under Sections 7.4(b) or (c) may be entered into without the consent of the Party not bringing the suit; provided that such action affects only the Field and does not or shall not waive or affect any rights of Alexion or any licensor thereof outside the Field, and results only in the payment of money by or other obligation of GTI or a third party (other than Alexion or a licensor thereof).

      e) Infringement of Joint Patents Outside the Field. With respect to infringement of the Joint Patents outside of the Field, the Parties shall consult with each other regarding the institution, prosecution and control of any action or proceeding of any of the Joint Patents. In the absence of agreement, each Party may proceed in such manner as the law permits to protect its commercial interests. Each Party shall bear its own expenses, with any recovery allocated pro rata according to costs.

7.5 Unauthorized Use of Patent Rights. If either Party takes any action, directly or indirectly, to challenge the validity of any issued Patent of the other Party in the Field, then the other Party shall have the right in its sole discretion to terminate the Project and to terminate the licenses granted under Article IV above, to the extent permitted by law, on a country by country basis. A party shall not be entitled to withhold payment of any royalty accruing during any challenge to the validity of a patent included within the patent rights of the other Party. For the purposes hereof, any such challenge by Sandoz during such period of time as it shall own or control GTI shall not be considered a challenge by GTI, shall not be considered a challenge if such challenge shall be suggested, initiated and conducted by and on behalf and for the full benefit of Sandoz for strategic reasons unrelated or its technology, and shall not be suggested, initiated or conducted by or on behalf or for the benefit of GTI or for strategic reasons related to GTI or its technology.

                                  ARTICLE VIII
                   REPRESENTATIONS AND WARRANTIES; EXCLUSIVITY

8.1 Representations and Warranties. Each of the Parties hereby represents and warrants and covenants as follows:

      a) This Agreement is an obligation binding upon such Party and enforceable in accordance with its terms. Each Party has the right and authority to grant the rights set forth herein to the other Party. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor knowingly violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      b) Each Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology including Know-How and Patents in the Field which would conflict with the rights granted to the other Party hereunder.

      c) Each Party owns or Controls under valid licenses the requisite rights to grant the licenses granted by it hereunder.

      EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALEXION MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, INFORMATION OR ALEXION PATENTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY OR COMMERCIAL APPLICATION OF LICENSED TECHNOLOGY, LICENSED PRODUCTS, INFORMATION AND ALEXION PATENTS

      NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHERS RESULTING FROM THE USE OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, INFORMATION OR PATENTS.

8.2 Limitation on Warranties. GTI possesses the expertise and skill in the technical areas in which the Alexion Patents, Information and Licensed Products are involved necessary to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Alexion Patents, Information and Licensed Products. Nothing herein shall be construed as a representation or warranty by either Party to the other that any Patent or Know-How or other intellectual property right owned or Controlled by such Party is valid, enforceable, or not infringed by any Third Party, or that the practice of such rights does not infringe any property right of any Third Party or that any Patent will issue based upon a pending patent application or that any such patent which issues will be valid.

8.3 Negative Covenants. Each Party hereby covenants to the other that such Party shall not use or practice the other Party's Patents (except Joint Patents) or Information in any field or in any manner except as specifically licensed under this Agreement.

                                   ARTICLE IX
                              TERM AND TERMINATION

9.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the latest of (a) the end of the Project Term, (b) the date on which either Alexion is no longer entitled to receive a royalty on any Licensed Product or (c) the expiration of the last to expire of the Alexion or Joint Patents.

9.2   Early Termination.

      a) Breach by Alexion. If Alexion materially breaches this Agreement at any time, and has not cured such breach within forty-five (45) days after written notice thereof from GTI, then Alexion's rights under GTI's Patents shall terminate, and GTI's licenses under this Agreement shall remain in force, but as liquidated damages any payments thereafter payable by GTI to Alexion pursuant to Article V shall be reduced to, and in no event shall be lower than, the aggregate royalties payable by Alexion to Third Parties with respect to Licensed Products.

      b) Breach by GTI. If GTI materially breaches this Agreement, and has not cured such breach within forty-five (45) days after written notice thereof from Alexion, then Alexion may, at its option terminate this Agreement and in such event all rights thereunder shall revert to Alexion.

      c) By GTI. GTI may terminate this Agreement on a Licensed Product by Licensed Product and country by country basis on or after the end of the initial Project Term by providing Alexion ninety days (90) prior written notice of such termination.

9.3 Surviving Rights. Except as modified above in Sections 9.2 hereof, the obligations and rights of the Parties under Articles V (to the extent applicable to royalties payable after such termination), VI, X and XII shall survive termination or expiration of this Agreement.

9.4 Accrued Rights, Surviving Obligations. Termination or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination or expiration, including, without limitation, the payment obligations under Section 2.7 and Article V hereof and any and all damages arising from any breach hereunder. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

9.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

9.6 Failure to Enforce. The failure or delay of any Party at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or the right of such Party thereafter to enforce each and every such provision.

9.7 Effect. In the event this Agreement is terminated for any reason whatsoever, GTI shall not have any right to return of any payments of any kind theretofore made by it to Alexion pursuant to this Agreement, and GTI shall deliver to Alexion, or at Alexion's direction destroy, all plans, drawings, papers, notes, writings or other documents, samples, organisms, biological materials and models comprising the licensed technology furnished by Alexion or developed by Alexion employees, including all data included within the Alexion Patents and Information and Licensed Products furnished by Alexion or developed by Alexion employees, retaining no copies (except one copy may be retained solely for compliance purposes), and shall refrain from using or publishing any portion of the Alexion Patents or Information as provided in Section 6.4 of this Agreement. Upon termination of this Agreement, GTI shall cease manufacturing, processing, producing, using, selling or distributing Licensed Products; provided, however, that GTI may continue to sell in the ordinary course of business for a period of ninety (90) days reasonable quantities of Licensed Products which are fully manufactured and in GTI's normal inventory at the date of termination if:

      (a)   all monetary obligations of GTI to Alexion have been satisfied, and

      (b) royalties on such sales are paid to Alexion in the amounts and in the manner provided in this Agreement.

9.8 Impossibility. In the event that any further lawful performance of this Agreement or any part hereof by any party shall be rendered impossible or impractical by or as a consequence of any law, regulation, order, rule, direction, priority, seizure, allocation, requisition or any other official action by any department, bureau, board, administration, instrumentality, agency of any government or political subdivision thereof having jurisdiction over such party, such party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby, unless the party caused either directly or indirectly such action.

                                    ARTICLE X
                                 INDEMNIFICATION

10.1 Indemnification. Provided that Alexion or the indemnified party shall promptly notify GTI in writing of any suit or action for which indemnity is sought, GTI shall defend, indemnify, and hold harmless Alexion, its licensors, their principal investigators and their officers, directors, trustees, employees and agents and all of their heirs, executors, administrators and legal representatives ("Indemnitees") from and against any and all claims, demands, loss, liability, expense or damage (including investigative costs, court costs and attorneys' fees) Indemnitees may suffer, pay or incur as a result of third party claims, demands or actions against any of the Indemnitees to the extent arising or alleged to arise by reason of or in connection with any and all personal injury, economic loss and property damage caused or alleged to be caused or contributed to in whole or in part by the manufacture, use, handling, storage, lease, sale or other disposition of Licensed Products by GTI or its agents, whether asserted under a tort or contractual theory or any other legal theory, including but not limited to any and all claims, demands, and actions in which it is alleged that (1) an Indemnitee's negligence or representations about the Licensed Products caused any defect in their manufacture, design, labeling or performance, or (2) any alleged infringement of any patent, trademark or copyright, caused or contributed in whole or in part to the personal injury, economic loss or property damage. GTI's obligations under this Section shall survive the expiration or termination of this Agreement for any reason.

10.2 Insurance. Without limiting Alexion's indemnity obligations under the preceding Section, prior to commencement of human testing of Licensed Products, GTI shall obtain or have obtained for it and it shall maintain or have maintained for it throughout the term of this Agreement general liability insurance in comprehensive form with a combined single limit of no less than $10,000,000, which shall cover at least bodily injury, personal injury, liability, property damage and product liability claims with respect to any licensed technology, Alexion Patents, Joint Patents, Information or Licensed Products practiced, used, manufactured or sold pursuant to any license granted hereunder and all activities involved in the development, testing and commercialization of licensed technology, Alexion Patents, Joint Patents, Information or Licensed Products, provided that if and so long as an Affiliate of GTI shall have a consolidated net worth of at least $250 million then the $10,000,000 insurance coverage may be reduced to $5,000,000 by submission to Alexion by GTI of a copy of the audited balance sheet of such Affiliate for the most recent fiscal year certifying as to such consolidated net worth and referencing this section. All such policies shall include a contractual endorsement naming Indemnitees as additional insureds and providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement and require the insurance carrier(s) to provide Alexion with no less than thirty (30) days written notice of any change in the terms or coverage of the policy(ies) or its cancellation.

                                   ARTICLE XI
                               DISPUTE RESOLUTION

11.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective and subject to Section 3.4, the Parties agree to follow the procedures set forth in this Article XI if and when a dispute arises under this Agreement.

11.2 Dispute Resolution Procedures. Disputes arising out of the activities of the JPC will be resolved as recited in Article II. If the Parties cannot resolve any other dispute within twenty (20) days of formal request by either Party to the other, any Party may, by written notice to the other, have such dispute referred to their respective officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

      For GTI: CEO

      For Alexion: Chief Executive Officer

      Any such dispute arising out of or relating to this Agreement which is not resolved between the Parties pursuant to the terms of this Agreement shall be submitted to a United States state or federal court of competent jurisdiction and appropriate venue.

                                   ARTICLE XII
                                  MISCELLANEOUS

12.1 Export Control. GTI acknowledges that Alexion is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with all applicable United States export and other laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by GTI that GTI shall not export data or commodities to certain foreign countries without prior approval of such agency. Alexion neither represents that a license shall not be required nor that, if required, it shall be issued.

12.2 Legal Compliance. GTI agrees that it will comply, in all material respects, with applicable laws and regulations relating to its manufacture, processing, producing, use, selling or distributing of Licensed Products.

12.3 Required Consents. GTI shall obtain any and all licenses, permits, approvals or authorizations ("Required Consents") required by any governmental entity or agency having jurisdiction over the transactions contemplated by this Agreement. Alexion shall cooperate with, and provide reasonable assistance to, GTI in obtaining the Required Consents; provided, however, that GTI shall reimburse Alexion for all of Alexion's out-of-pocket expenses incurred in providing such assistance.

12.4 Patent Marking. GTI agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be to the extent practical marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

12.5 Use of Names. Except for disclosure required by applicable securities and other laws, none of the names of any Party or any officers, trustees, directors or employees of any of any Party or any licensors thereof may be used by the other Party in any manner for announcing, advertising, promoting or marketing Licensed Products, unless the written permission of the other Party, or the individual, as the case may be, is obtained in advance.

12.6  Assignment.

      a) Notwithstanding any provision of this Agreement to the contrary, either Party may assign any of its rights or obligations under this Agreement in any country to any Affiliates; provided, however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.

      b) Either Party may also assign its rights or obligations under this Agreement in connection with the sale of all or substantially all of its assets, or otherwise with the prior written consent of the other Party. This Agreement shall survive any merger of either Party with or into another Party and no consent for a merger or similar reorganization shall be required hereunder; provided, that in the event of such merger or in the event of a sale of all assets, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder.

      c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.7 Consents Not Unreasonably Withheld. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

12.8 Retained Rights. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party's own technology including Know-How and Patents.

12.9 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

12.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.11 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Alexion" or "GTI," or any other trade name or trademark of the other Party in connection with the performance of the Agreement.

12.12 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

      If to Alexion, addressed to:

            Alexion Pharmaceuticals, Inc.
            25 Science Park, Suite 360
            New Haven, CT 06511
            Attention: Chief Executive Officer

      If to GTI, addressed to:

      Office of Business Development

            Genetic Therapy, Inc.
            938 Clopper Road
            Gaithersburg, MD 20878

12.13 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

12.14 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

12.15 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

12.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.17 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

12.18 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Connecticut

12.19 Independent Contractor. For the purposes of this Agreement, each Party shall be deemed to be an independent contractor of the other, without . authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other without prior written authorization .

12.20 Subcontracting. Alexion may not subcontract any portion or the entirety of the research contemplated hereunder without the prior written consent of GTI to do so.

      IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

Genetic Therapy, Inc.                              Alexion Pharmaceuticals Inc.
By: /s/ Marc R. Schneebaum                         By: /s/ David Keiser
Name:  Marc R. Schneebaum                          Name:  David Keiser
Title: Sr. Vice President, Finance, Business       Title: Exec. VP & COO
       Development and Administration              Date:  Dec. 23, 1996
Date:  December 23, 1996

                                   SCHEDULE A

                                    ROYALTIES

Constituting part of Section 5.4 of the License and Collaborative Research Agreement dated December 20, 1996 between GTI and Alexion, the following schedule lists royalty rates payable to Alexion as determined by the Licensed Product sold by GTI or its Affiliates and the applicable Alexion Patent or Joint Patent.

--------------------------------------------------------------------------------
Technology Included in          Applicable Licensed Patent            Royalty
Licensed Product                                                      Payable to
                                                                      Alexion
--------------------------------------------------------------------------------
[**]                            [**]                                       [**]
--------------------------------------------------------------------------------
[**]                            [**]                                       [**]
--------------------------------------------------------------------------------
[**]                            [**]                                       [**]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[**]                            [**]                                       [**]
--------------------------------------------------------------------------------

                                    EXHIBIT A

                                  PROJECT PLAN

                                RESEARCH PROGRAM

                                 Alexion and GTI

                                    11/25/96

FOCUS: Immunoprotected Retroviral Vector Particles and Producer Cells for Human Gene Therapy

PERIOD: 2 years with support [**] in year 1 [**] and a minimum of [**] in year 2

Objective 1: To generate [**]

Background:

o     Alexion has demonstrated that [**]

o These [**] recognize the [**] and activate the classical complement pathway leading to virolysis.

o [**] remodeling of the producer cell [**] down regulates [**] and allows the cells [**]

Alexion Work Plan:

YEAR 1

A) Alexion will generate [**] The [**] be provided by GTI [**] Alexion will provide [**] and will carry [**] screen [**] and evaluate [**]

B) Alexion will generate an [**] GTI will provide [**] Alexion will provide [**] carry out the [**] will select [**] will evaluate the [**]

For A and B, Alexion will be responsible for [**]

      1. [**] Alexion will demonstrate that [**].

      2. [**] Alexion will identify [**]

      3. [**] Alexion will show that [**]

      4. [**] Alexion will demonstrate that [**]

YEAR 2

A) Alexion, collaboratively with GTI, will develop and test [**]

B) Alexion and GTI will collaborate to generate [**]

Objective 2: To generate [**]

Background:

o     Alexion has demonstrated that [**]

o     Alexion has also demonstrated, [**]

o     Therefore, [**]

o Alexion has demonstrated that [**] Since the human complement inhibitors proteins [**]

Alexion Work Plan:

YEAR 1

A) Alexion will generate [**] provided by and further engineered [**] Alexion will provide [**]

      For A, Alexion will be responsible for [**]

      1. [**] Alexion will demonstrate that [**]

      2. [**] Alexion, together with GTI, will [**]

      3. [**] Alexion will demonstrate that [**]

      4. [**] Alexion will demonstrate that [**]

YEAR 2

A)    Alexion, collaboratively with GTI, will [**]

B)    Alexion and GTI will collaboratively generate [**]

Objective 3: To generate [**]

Background:

o     Alexion [**]

o     The advantages of the [**] and characterized.

o     Alexion, therefore, proposes [**] for the generation of [**]

Alexion Work Plan:

YEAR 1

A) Alexion will evaluate [**] This information will [**]

B)    Alexion will [**]

C)    Alexion will [**]

D)    Alexion will [**] will be required. Alexion will provide [**]

E)    GTI will [**]


YEAR 2

A)    Alexion and GTI will [**]

B)    Alexion and GTI [**]

C)    Alexion and GTI will [**] GTI will [**]

For B and C, Alexion will be responsible for [**]

      1. [**] Alexion will [**]

      2. [**] Alexion, together with GTI, will confirm [**]

      3. [**] Alexion will [**]

      4. [**] Alexion will [**]

                                    EXHIBIT B
                      ALEXION PATENTS AS OF EFFECTIVE DATE

TITLE                                            FILING NO.

Methods of Reducing Hyperacute                     [**]
Rejection of Xenografts

Retroviral Transduction of Cells in                [**]
the Presence of Complement

Genetic Inhibition of Complement                   [**]
Mediated Inflammatory Response

Complement Regulatory Proteins                     [**]
of Herpes virus Saimiri

Chimeric Complement Inhibitor                      [**]
Proteins

Terminal Complement Inhibitor                      [**]
Fusion Genes and Proteins

Retroviral Particles Expressing                    [**]
Complement Inhibitor Activity

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